Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-161827) pertaining the Company’s 2003 Stock Option Plan and the Registration Statement on Form S-8 (No. 333-190980) pertaining to the Company’s 2012 Share Incentive Plan of our report dated April 29, 2013 with respect to the consolidated financial statements of the Company included in its Annual Report on Form 20-F for the year ended December 31, 2014.

/s/ Ernst & Young LLP

Vancouver, Canada

April 29, 2015